Exhibit 99.3

  PREMIER COMMUNITY BANKSHARES, INC.

Post Office Box 998, Stephens City, Virginia 22655 (540) 869-6600

Premier Community Bankshares, Inc.

Announces 32% Earnings Increase for the Second Quarter

Winchester, Virginia  July 15, 2003

(Nasdaq: PREM) Premier Community Bankshares, Inc. reported net income of $1.4 million for the second quarter of 2003, an increase of 32% or $349 thousand over the net income for the corresponding quarter of 2002. Diluted earnings per share were $0.31, an increase of 29% from the $0.24 per share for the second quarter of 2002. The return on equity was 18.25% and the return on assets was 1.37%.  In comparison, the second quarter of 2002 generated a return on equity and assets of 16.02% and 1.31% respectively.

For the first six months of 2003, the return on equity was 16.52% and the return on assets was 1.25% as compared to a return on equity of 15.24% and a return on assets of 1.28% for the second half of 2002.  Net income for the first six months of 2003 was $2.6 million, an increase of 26% or $524 thousand over the net income for the corresponding period of 2002.

Total assets for the company as of June 30, 2003 were $431.4 million, a gain of $90.3 million or 26.5% over the first six months of 2002.  Net loans outstanding grew by $75.1 million or 27.3% and accounted for the majority of the asset growth.  The increase in net income is attributable in large part to the interest income and corresponding fees derived from the growth in loans.  The increase in loans was funded by the growth in deposits.  Total deposits equaled $378.2 million, an increase of $83.0 million or 28.1% over the first half of 2002.

Premier Community Bankshares is a growing multi-bank holding company that operates 14 offices in the Shenandoah Valley region located in the northwestern part of Virginia.  The corporation’s two subsidiary banks of Rockingham Heritage Bank and The Marathon Bank serve an increasingly diversified market with a growing population in excess of 300,000.

This press release may contain forward-looking statements, as defined by federal securities laws, which may involve significant risks and uncertainties.  The statements are based on estimates and assumptions made by management in conjunction with other factors deemed appropriate under the circumstances.  Actual results could differ materially from current projections.  Readers are encouraged to read filings the company has made with the Securities and Exchange Commission for additional information.

THE MARATHON BANK 4095 Valley Pike, Winchester, Virginia 22602 ROCKINGHAM HERITAGE BANK 110 University Boulevard, Harrisonburg, Virginia 22801

PREMIER COMMUNITY BANKSHARES
(Unaudited)
($ In Thousands)

Balance Sheet	June 30th,
Assets:	2003	2002	% Change
Cash & Due From Banks	$30,783	$20,492	50.2%

Interest Bearing Due From Banks	364	2,114	-82.8%

Fed Funds Sold	12,043	9,319	29.2%

Securities-HTM	9,651	10,710	-9.9%

Securities-AFS	15,223	13,588	12.0%

Loans	353,560	277,428	27.4%

Allowance for Loan Losses	(3,764)	(2,716)	38.6%

Loans Held for Resale	0	11	-100.0%

Bank Premises & Equip.	9,215	6,107	50.9%

Other Assets	4,366	4,078	7.1%

Total Assets	$431,441	$341,131	26.5%

Liabilities:
Noninterest Bearing Deposits	$52,038	$43,834	18.7%

Interest Bearing Deposits	326,134	251,354	29.8%

Total Deposits	$378,172	$295,188	28.1%

Other Borrowed Money	11,723	9,793	19.7%

Other Liabilities	1,953	1,260	55.0%

Trust Preferred Capital Notes	7,000	7,000

Total Liabilities	$398,848	$313,241	27.3%

Shareholders’ Equity
Common Stock	$4,563	$4,536	0.6%

Capital Surplus	15,020	14,844	1.2%

Retained Earnings	12,572	8,368	50.2%

Accumulated Other Comp Income(loss)	438	142	208.5%

Total Shareholders’ Equity	$32,593	$27,890	16.9%

Total Liabilities and Shareholders’ Equity	$431,441	$341,131	26.5%

PREMIER COMMUNITY BANKSHARES
(Unaudited)
($ In Thousands)

	Six Months Ending
	June 30th,
	2003	2002	% Change

Income Statement

Interest Income	$12,862	$10,850	18.5%

Interest Expense	4,249	4,113	3.3%

Net Interest Income	8,613	6,737	27.8%

Provision for Loan Losses	490	420	16.7%

Net Interest Income After Provision for Loans Losses
	8,123	6,317	28.6%

Other Income	1,661	1,076	54.4%

Other Expenses	6,028	4,378	37.7%

Income Before Taxes	3,756	3,015	24.6%

Income Taxes	1,206	989	21.9%

Net Income	$2,550	$2,026	25.9%

Results of Operation

Book Value Per Share	$7.14	$6.15	16.1%

Earnings Per Share-Basic	$0.56	$0.45	24.4%

Earnings Per Share-Assuming Dilution	$0.54	$0.44	22.7%

Return on Average Assets	1.25%	1.28%	-2.3%

Return on Average Equity	16.52%	15.24%	8.4%

Allowance for Loan Losses to Loans	1.06%	0.98%	8.2%

Common Shares Outstanding, (Thousands)	4,563	4,536	0.6%

PREMIER COMMUNITY BANKSHARES
(Unaudited)
($ In Thousands)

	Three Months Ending
	June 30th,
	2003	2002	% Change

Income Statement

Interest Income	$6,612	$5,660	16.8%

Interest Expense	2,099	2,053	2.2%

Net Interest Income	4,513	3,607	25.1%

Provision for Loan Losses	250	210	19.0%

Net Interest Income After Provision for Loans Losses
	4,263	3,397	25.5%

Other Income	1,059	535	97.9%

Other Expenses	3,217	2,302	39.7%

Income Before Taxes	2,105	1,630	29.1%

Income Taxes	659	533	23.6%

Net Income	$1,446	$1,097	31.8%

Results of Operation

Earnings Per Share-Basic	$0.32	$0.24	33.3%

Earnings Per Share-Diluted	$0.31	$0.24	29.2%

Return on Average Assets	1.37%	1.31%	4.6%

Return on Average Equity	18.25%	16.02%	13.9%